AMENDED AND RESTATED SCHEDULE A

dated December 5, 2024

to the
EXPENSE LIMITATION AGREEMENT

dated June 28, 2021 between

THE ADVISORS’ INNER CIRCLE FUND III

and

GQG PARTNERS LLC

MAXIMUM ANNUAL OPERATING EXPENSE LIMITS

This Agreement relates to the following Funds of the Trust:

Name of Fund	Share Class	Maximum Annual Operating Expense Limit	Initial Term End Date
GQG Partners International Quality Value Fund	Investor Institutional	0.59%	December 9, 2025
GQG Partners US Quality Value Fund	Investor Institutional	0.49%	December 9, 2025
GQG Partners Global Quality Value Fund	Investor Institutional	0.59%	December 9, 2025

ACKNOWLEDGED AND ACCEPTED BY:

THE ADVISORS’ INNER CIRCLE FUND III

By:	/s/ Michael Beattie
Name:	Michael Beattie
Title:	President

GQG PARTNERS LLC

By:	/s/ Charles Falck
Name:	Charles Falck
Title:	Chief Operating Officer

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